Exhibit 99.1

Dear Team Members -

Since the announcement of our intent to merge, Winn-Dixie and BI-LO have been focused on making some decisions regarding the roles and responsibilities of the combined company’s senior leadership.

I am pleased to let you know that Randall Onstead, chairman of BI-LO, will be appointed the CEO and President of the combined company. This appointment will become effective upon completion of the merger, which we expect to close within 60 to 120 days of the announcement on December 19. Until then, I will continue to serve as CEO of Winn-Dixie. Shortly thereafter, I will resign from Winn-Dixie, although I plan to help Randall with the transition for some period of time. Having had the privilege to serve as Winn-Dixie’s CEO for the last seven years, it is now time for me to seek new challenges.

I’ve known Randall for many years, starting way back when he was the chairman and CEO of Randalls Food Markets, the Houston-based supermarket chain with stores operating under the banners of “Randalls” in Houston and Austin, and “Tom Thumb” and “Simon David” in the Dallas/Ft. Worth area. Randall understands the grocery business, and more importantly, deeply appreciates Winn-Dixie’s strengths and the opportunities ahead of us to build on our successes and realize our goals. He also shares my passion for this business, our guests and creating a winning team with you. I am confident that Winn-Dixie will be in good hands.

Working with all of you these past seven years has been the highlight of my career. Together, we have accomplished what many said could never be done: we took a company that was challenged, and we successfully turned the company around. Our success could not have been achieved without your hard work, dedication and commitment for which I want to personally thank each of you.

Together, we successfully took the company through the Chapter 11 process and emerged a healthier company. Together, we executed a strategy of “Fresh and Local” that evolved into “Making Life Easier and Fun.” Together, we remodeled roughly half of our stores and developed a transformational store format that can compete with any store in America. Together, we held the first remote opening of the NASDAQ stock exchange in our store in New Orleans. Together, we were the first supermarket chain to rebound and open stores in New Orleans after Hurricane Katrina and invest in our stores when many said we were crazy. Together, we told our guests, our vendors and the analysts that we would fix Winn-Dixie, and, together, we accomplished that goal and made our company stronger.

I want all of you to know that I am very supportive of this merger and wholeheartedly believe that it is the next major accomplishment we will achieve together.

I will never forget the store visits, the lunches, the store bets, and the grand-opening parties … and most importantly, I will never forget all of you. You have become a very important chapter in my life, a chapter that will always remind me of the power of a team that works together and trusts one another. At the end of the day, it’s not the bricks and mortar that spell success, it’s the people. As I have always said, “It’s all about the people.”

As you begin your journey with BI- LO as a combined company, never forget to keep it simple and execute like crazy. You can be proud of what we have accomplished and equally confident in the future.

All the best and I hope to see you in the stores.

Peter Lynch

Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.